EXHIBIT (c)(vi)

The Queensland Treasury Corporation Half-Yearly Report for

the half-year ended December 31, 2016.

FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. Statements that are not historical facts, including statements about the State of Queensland’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, budgets, estimates and projections and therefore you should not place undue reliance on them. The words “believe”, “may”, “will”, “should”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither Queensland Treasury Corporation nor the State of Queensland undertakes any obligation to update publicly any of them in light of new information or future events.

Forward-looking statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Although Queensland Treasury Corporation and the State of Queensland believe that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will prove to have been correct. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. Factors that could cause the actual outcomes to differ materially from those expressed or implied in forward-looking statements include, without limitation:

•	the international and Australian economies, and in particular the rates of growth (or contraction) of the State of Queensland’s major trading partners;

•	the effects, both internationally and in Australia, of any subsequent economic downturn, ongoing economic, banking and sovereign debt risk in Europe and any stalling of the protracted United States recovery;

•	increases or decreases in international and Australian domestic interest rates;

•	changes in the State of Queensland’s domestic consumption;

•	changes in the State of Queensland’s labor force participation and productivity;

•	downgrades in the credit ratings of the State of Queensland and Australia;

•	changes in the rate of inflation in the State of Queensland;

•	changes in environmental and other regulation; and

•	changes in the distribution of revenue from the Commonwealth of Australia Government to the State of Queensland.

HALF-YEARLY REPORT
DECEMBER 2016

QUEENSLAND TREASURY CORPORATION

HALF-YEARLY REPORT
DECEMBER 2016
AUDAX AT FIDELIS
QUEENSLAND TREASURY CORPORATION

CONTENTS

Queensland Treasury Corporation role and responsibilities	1

Update from the Chairman and

Chief Executive	2

Condensed Financial Statements	3

Contacts	19

WHAT IS QTC?

Queensland Treasury Corporation has a statutory responsibility to advance the financial position of the State, and a mandate to manage and minimise financial risk in the public sector and provide value-adding financial solutions to its public sector clients. Established under the Queensland Treasury Corporation Act 1988, QTC is a corporation sole, reporting through the Under Treasurer to the Treasurer and Queensland Parliament.

VISION
Securing Queensland’s financial success

MISSION
To deliver optimal financial outcomes through sound funding and financial risk management

VALUES
CLIENT FOCUS
We build strong partnerships with our clients to deliver simple and well-designed solutions that achieve quality outcomes for Queensland

TEAM SPIRIT

We work as one team, taking joint responsibility for achieving our vision and collaborating to achieve outstanding performance

EXCELLENCE

We aim for excellence using flexible and agile processes to continuously improve

RESPECT

We show respect by recognising contributions, welcoming ideas, acting with honesty, being inclusive and embracing diversity

INTEGRITY

We inspire trust and confidence in our colleagues, clients, stakeholders and investors by upholding strong professional and ethical standards

2016-20 STRATEGIC PLAN
STRATEGIC GOALS
1 State and client value
2 Sustainable funding
3 Organisational excellence

QUEENSLAND TREASURY CORPORATION
HALF-YEARLY REPORT DECEMBER 2016

QUEENSLAND TREASURY CORPORATION

ROLE AND RESPONSIBILITIES

As the Queensland Government’s central financing authority, Queensland Treasury Corporation (QTC) plays a pivotal role in securing the State’s financial success.

With a focus on whole-of-State outcomes, QTC provides a range of financial services to the State and its public sector entities, including local governments. These services include debt funding and management, cash management facilities, financial risk management advisory services, and specialist public finance education.

DEBT FUNDING AND

MANAGEMENT

QTC borrows funds in the domestic and global markets in the most cost-effective manner and in a way that minimises liquidity risk and refinancing risk. QTC achieves significant economies of scale and scope by issuing, managing and administering the State’s debt funding.

QTC works closely with Queensland’s public sector entities, including local governments, to assist them to effectively manage their financial transactions, minimise their financial risk and achieve the best financial solutions for their organisation and the State.

FINANCIAL RISK MANAGEMENT ADVISORY SERVICES

QTC offers a range of financial risk management advisory services to clients, including:

•  support to ensure financial risks are identified and effectively managed

•  advice on financial and commercial considerations

•  expertise in financial transactions and structures

•  project management support to deliver key fiscal outcomes, and

•  collaboration with the financial markets and private sector institutions.

CASH MANAGEMENT FACILITIES

QTC assists the State’s public sector entities to make the best use of their surplus cash balances within a conservative risk management framework. It offers overnight and fixed-term facilities and a managed cash fund.

SPECIALIST PUBLIC FINANCE EDUCATION

QTC offers a range of education and training courses that complements its products and advisory services and allows it to share its specialist financial, commercial, treasury management and risk management expertise with clients. Courses are developed and delivered by QTC’s experienced professionals and industry experts.

1	QUEENSLAND TREASURY CORPORATION
HALF-YEARLY REPORT DECEMBER 2016

UPDATE FROM THE CHAIRMAN AND CHIEF EXECUTIVE

BORROWING PROGRAM

Following the release of the Queensland State Government’s Mid-Year Fiscal and Economic Review on 13 December 2016, QTC announced it would reduce its 2016-17 borrowing program by AUD1.4 billion. QTC’s forecast term debt borrowing program is now AUD5.9 billion and, as at end of December 2016, QTC had raised AUD4.1 billion toward this target.

During the reporting period, QTC lengthened its yield curve by issuing a new 2027 AUD benchmark bond and a new 2046 Euro medium-term note. The 2027 benchmark bond issue raised AUD1.5 billion; 30 per cent from offshore investors and 70 per cent from the Australian investor base.

QTC’s AUD benchmark bonds will remain QTC’s principal source of funding as it seeks to finalise its borrowings for the 2016-17 fiscal year. The issuance of short-term debt through QTC’s commercial paper and treasury note programs will be maintained at a minimum of AUD5 billion.

In October 2016, QTC hosted 28 fixed-income domestic and international investors in partnership with the Commonwealth Bank at QTC’s investor conference ‘Unlocking North Queensland’s vast potential’. Held in Port Douglas, North Queensland, the conference program showcased the region, Queensland’s strong and diverse economy and the industries that underpin North Queensland’s growth. With the Treasurer of Queensland in attendance, the event successfully contributed to QTC’s transparent communication with the market and investor engagement strategy.

CREDIT RATINGS

On 14 October 2016, Moody’s Investors Service released its credit opinion on Queensland/QTC, keeping the existing rating of Aa1/P-1 with a negative outlook. Moody’s cites that Queensland’s credit quality reflects the State’s strong budget flexibility, which allows it to adjust revenues and expenditures as required to meet fiscal challenges.

Standard & Poor’s affirmed Queensland’s and QTC’s credit rating at AA+/A-1+ with a stable outlook on 26 October 2016. Their view reflected Queensland’s exceptional liquidity, very strong economy, strong financial management and low contingent liabilities.

OPERATING PROFIT

For the half-year ended 31 December 2016, QTC achieved an operating profit after tax from its capital markets operations of $66.2 million (HY2015: $25.1 million). In addition to these capital markets activities, QTC’s long-term assets operations recorded a positive contribution of $96.9 million (HY2015: $855.1 million loss)*.

G P BRADLEY

Chairman

P C NOBLE

Chief Executive

*	Under an administrative arrangement, QTC on behalf of the State receives returns from investments held to meet the State’s long-term obligations, primarily superannuation, which are managed by QIC Limited. In return, QTC has issued to the State fixed-rate notes at a current interest rate of 7.0 per cent, which is the expected long-term average rate of return on the portfolio. This has resulted in the State receiving a fixed rate of return on the notes while QTC bears the impact of fluctuations in the value of and returns on the long-term asset portfolio. There is no cash flow effect; any losses incurred have no impact on QTC’s capital markets activities or its ability to meet its obligations.

QUEENSLAND TREASURY CORPORATION	2
HALF-YEARLY REPORT DECEMBER 2016

QUEENSLAND TREASURY CORPORATION
HALF-YEARLY REPORT DECEMBER 2016
CONDENSED FINANCIAL STATEMENTS
For the half-year ended 31 December 2016
Statement of comprehensive income 4
Balance sheet 5
Statement of changes in equity 6
Statement of cash flows 7
Notes to and forming part of the Condensed Financial Statements 8
∎ Capital Markets Operations 9
∎ Long Term Assets 13
∎ Other information 14
Certificate of the Queensland Treasury Corporation 15
Independent Auditor’s report 16
Management report 18
3

3	QUEENSLAND TREASURY CORPORATION
HALF-YEARLY REPORT DECEMBER 2016

STATEMENT OF COMPREHENSIVE INCOME

For the half-year ended 31 December 2016

HALF-YEAR ENDED
	NOTE	31 DECEMBER 2016 $000	31 DECEMBER 2015 $000

CAPITAL MARKETS OPERATIONS

Net income on financial instruments at fair value
(Loss)/gain on financial assets	3	(1 437 022)	2 541 996
Gain/(loss) on financial liabilities	3	1 503 640	(2 521 614)
		66 618	20 382

Other income
Fees		34 613	34 980
Lease income		19 486	24 169
Amortisation of cross border lease deferred income		2 162	2 162
		56 261	61 311

Expenses
Administration expenses		(32 311)	(29 731)
Depreciation on leased assets		(15 820)	(19 903)
		(48 131)	(49 634)
Profit from capital markets operations before income tax		74 748	32 059
Income tax expense		(8 573)	(6 984)
Profit from capital markets operations after income tax		66 175	25 075

LONG TERM ASSETS

Net return from investments in long term assets
Net change in fair value of unit trusts		1 167 022	319 708
Interest on fixed rate notes		(1 035 727)	(1 138 903)
Management fees		(34 413)	(35 860)
Profit/(loss) from long term assets		96 882	(855 055)

Total net profit/(loss) for the half-year after tax		163 057	(829 980)

Total comprehensive income/(loss) attributable to the owner		163 057	(829 980)

Total comprehensive income/(loss) derived from:
Capital Markets Operations		66 175	25 075
Long Term Assets		96 882	(855 055)

Total comprehensive income/(loss)		163 057	(829 980)

The notes on pages 8 to 14 are an integral part of these financial statements.

Note: Throughout these condensed financial statements the capital markets operations and the long term assets operations have been disclosed separately to distinguish between QTC’s main central treasury management role and its additional responsibilities following the transfer of the State’s superannuation and other long-term assets (refer note 1).

QUEENSLAND TREASURY CORPORATION	4
HALF-YEARLY REPORT DECEMBER 2016

BALANCE SHEET

As at 31 December 2016

	NOTE	31 DECEMBER 2016 $000	30 JUNE 2016 $000

ASSETS – CAPITAL MARKETS OPERATIONS
Cash and cash equivalents	4	822 814	1 141 617
Receivables		7 396	11 326
Financial assets at fair value through profit or loss	5	19 353 517	16 516 449
Derivative financial assets	6	278 695	224 989
Onlendings	7	87 947 701	90 822 729
Property, plant and equipment		114 662	134 649
Intangible assets		19 997	17 557
Deferred tax asset		1 773	3 372
		108 546 555	108 872 688

ASSETS – LONG TERM ASSETS
Financial assets at fair value through profit or loss	10	31 449 540	31 076 084
		31 449 540	31 076 084

Total Assets		139 996 095	139 948 772

LIABILITIES – CAPITAL MARKETS OPERATIONS
Payables		12 757	80 448
Derivative financial liabilities	6	188 679	524 002
Financial liabilities at fair value through profit or loss
- Interest bearing liabilities	8	99 983 539	100 679 305
- Deposits	8	7 289 178	6 844 876
Other liabilities		295 810	33 640
		107 769 963	108 162 271

LIABILITIES – LONG TERM ASSETS
Financial liabilities at amortised cost		30 661 935	30 385 361
		30 661 935	30 385 361

Total Liabilities		138 431 898	138 547 632

NET ASSETS		1 564 197	1 401 140

EQUITY – CAPITAL MARKETS OPERATIONS
Retained surplus		776 592	710 417
		776 592	710 417

EQUITY – LONG TERM ASSETS
Retained surplus		787 605	690 723
		787 605	690 723

Total Equity		1 564 197	1 401 140

The notes on pages 8 to 14 are an integral part of these financial statements.

5	QUEENSLAND TREASURY CORPORATION
HALF-YEARLY REPORT DECEMBER 2016

STATEMENT OF CHANGES IN EQUITY

For the half-year ended 31 December 2016

	CAPITAL MARKETS OPERATIONS	LONG TERM ASSETS
	RETAINED SURPLUS $000	RETAINED SURPLUS $000	TOTAL EQUITY $000
Balance at 1 July 2015	710 533	1 599 353	2 309 886
Profit/(loss) for the half-year	25 075	(855 055)	(829 980)
Balance at 31 December 2015	735 608	744 298	1 479 906

Balance at 1 July 2016	710 417	690 723	1 401 140
Profit for the half-year	66 175	96 882	163 057
Balance at 31 December 2016	776 592	787 605	1 564 197

The notes on pages 8 to 14 are an integral part of these financial statements.

QUEENSLAND TREASURY CORPORATION	6
HALF-YEARLY REPORT DECEMBER 2016

STATEMENT OF CASH FLOWS

For the half-year ended 31 December 2016

HALF-YEAR ENDED
	31 DECEMBER 2016 $000	31 DECEMBER 2015 $000

CAPITAL MARKETS OPERATIONS

Cash flows from operating activities
Interest received from onlendings	1 844 638	2 063 110
Interest received from investments	320 000	276 820
Interest received - other	19 486	24 169
Fees received	34 144	34 845
GST paid to suppliers	(4 907)	(5 532)
GST refunds from ATO	5 538	5 425
GST paid to ATO	(3 579)	(7 075)
GST received from clients	2 960	3 291
Interest paid on interest-bearing liabilities	(2 132 887)	(2 341 412)
Interest paid on deposits	(111 637)	(98 555)
Administration expenses paid	(45 444)	(35 192)
Income tax paid	(9 654)	(9 679)
Net cash used in operating activities	(81 342)	(89 785)

Cash flows from investing activities
Net payment for investments	(2 674 866)	(955 365)
Net increase in onlendings	(391 172)	(2 484 104)
Payments for property, plant and equipment	—	(6)
Proceeds from sale of property, plant and equipment	3 714	2 621
Payments for intangibles	(3 155)	(5 962)
Net cash used in investing activities	(3 065 479)	(3 442 816)

Cash flows from financing activities
Net proceeds from interest-bearing liabilities	2 443 078	954 771
Net increase in deposits	431 940	552 224
Dividends paid	(47 000)	(41 000)
Net cash provided by financing activities	2 828 018	1 465 995

Net decrease in cash held	(318 803)	(2 066 606)
Cash and cash equivalents at 1 July	1 141 617	2 116 642
Net cash at 31 December	822 814	50 036

LONG TERM ASSETS
No external cashflow is generated from the long term assets.

The notes on pages 8 to 14 are an integral part of these financial statements.

7	QUEENSLAND TREASURY CORPORATION
HALF-YEARLY REPORT DECEMBER 2016

NOTES TO AND FORMING PART OF

THE CONDENSED FINANCIAL STATEMENTS

For the half-year ended 31 December 2016

CONTENTS
1	General information	8

2	Significant accounting policies and other explanatory information	8

Capital Markets Operations

3	Net income on financial instruments at fair value	9

4	Cash and cash equivalents	9

5	Financial assets at fair value through profit or loss	9

6	Derivative financial assets and derivative financial liabilities	10

7	Onlendings	10

8	Financial liabilities at fair value through profit or loss	11

9	Fair value hierarchy	12

Long Term Assets

10	Financial assets at fair value through profit or loss	13

11	Fair value hierarchy	13

Other Information

12	Funding facilities	14

13	Contingent liabilities	14

14	Events subsequent to balance date	14
1	GENERAL INFORMATION

Queensland Treasury Corporation (QTC) is constituted under the Queensland Treasury Corporation Act 1988 (the Act), with the Under Treasurer designated as the Corporation Sole under section 5 (2) of the Act.

QTC plays a pivotal role as the Queensland Government’s central financing authority. With a focus on whole-of-State outcomes, QTC provides a range of financial services to the State and its public sector entities, including local governments. These services include debt funding and management, cash management facilities, financial risk management advisory services, and specialist public finance education.

These services, which form part of QTC’s Capital Markets Operations segment, are undertaken on a cost-recovery basis with QTC lending at an interest rate based on its cost of funds and with the benefits/costs of liability and asset management being passed on to its clients being Queensland public sector entities. However QTC’s Capital Markets Operations can generate a profit largely reflecting the interest earned from the investment of its equity. In undertaking its Capital Markets activities, QTC maintains adequate capital to manage its risks.

QTC holds a portfolio of assets which were transferred to QTC by the State Government. These assets are the investments of QTC’s Long Term Assets segment and are held to fund superannuation and other long-term obligations of the State such as insurance and long service leave. In return, QTC has issued to the State fixed rate notes with an interest rate of 7.0 per cent which is the expected long term average rate of return on the portfolio. This has resulted in the State receiving a fixed rate of return on the notes, while QTC bears the impact of fluctuations in the value and returns on the asset portfolio.

The Long Term Asset Advisory Board is responsible for the oversight of the Long Term Assets which do not form part of QTC’s day-to-day Capital Markets Operations. The Long Term Assets are held in unit trusts managed by QIC Limited (QIC).

The accounting policies for each operating segment are applied consistently.

Although there is no domestic requirement for the preparation of half-year financial statements, in order to meet offshore requirements and to better meet the needs of users of QTC’s financial information, an interim general purpose financial report has been prepared.

2	SIGNIFICANT ACCOUNTING POLICIES AND OTHER EXPLANATORY INFORMATION

(a)	Basis of preparation

The half-year financial report is a general purpose financial report prepared in accordance with AASB 134 Interim Financial Reporting. Compliance with AASB 134 ensures compliance with International Financial Reporting Standard IAS 34 Interim Financial Reporting. The half-year report does not include notes of the type normally included in an annual financial report and should be read in conjunction with the most recent annual financial report.

(b)	Change in accounting policies, accounting standards and interpretations

The accounting policies used in the preparation of these interim condensed financial statements have been applied consistently with those used in the preceding annual financial statements for the year ended 30 June 2016.

(c)	Impact of standards issued but not yet adopted

QTC has not early adopted any new or amended standards that have been issued but are not yet effective.

(d)	Estimations and uncertainties

The judgements, estimates and assumptions applied in the half-year condensed financial statements, including the key sources of estimation uncertainty were the same as those applied in the Corporation’s preceding annual financial statements.

QUEENSLAND TREASURY CORPORATION	8
HALF-YEARLY REPORT DECEMBER 2016

NOTES TO AND FORMING PART OF
THE CONDENSED FINANCIAL STATEMENTS
CAPITAL MARKETS OPERATIONS	For the half-year ended 31 December 2016

3	NET INCOME ON FINANCIAL INSTRUMENTS AT FAIR VALUE

HALF-YEAR ENDED
	31 DECEMBER 2016 $000	31 DECEMBER 2015 $000

Gain/(loss) on financial assets
Cash and cash equivalents	2 917	2 455
Financial assets through profit or loss	155 017	262 511
Derivative financial assets	31 591	(19 380)
Onlendings*	(1 626 547)	2 296 410

(Loss)/gain	(1 437 022)	2 541 996

Gain/(loss) on financial liabilities
Financial liabilities through profit or loss
- Short term	(98 774)	(79 661)
- Long term	1 262 362	(2 028 507)
Derivative financial liabilities	450 412	(301 186)
Deposits	(98 944)	(99 948)
Other	(11 416)	(12 312)

Gain/(loss)	1 503 640	(2 521 614)

*	Interest costs are allocated to clients based on the daily movement in the market value of the pooled fund. During the half-year ended 31 December 2016, interest rates rose leading to mark-to-market reductions in both the pooled funds and associated client onlendings. This reduction in mark-to-market balances has exceeded the interest payable/receivable on these instruments resulting in a net loss on financial assets and a net gain on financial liabilities.

4	CASH AND CASH EQUIVALENTS

	31 DECEMBER 2016 $000	30 JUNE 2016 $000
Cash at bank	50 076	44
Money market deposits	772 738	1 141 573
	822 814	1 141 617

5	FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

	31 DECEMBER 2016 $000	30 JUNE 2016 $000
Discount securities	4 297 958	2 780 561
Commonwealth and state securities (1)	1 444 666	1 670 165
Floating rate notes	7 788 426	7 316 680
Term deposits	4 730 919	2 898 592
Other investments	1 091 548	1 850 451
	19 353 517	16 516 449

(1)	QTC maintains holdings of its own stocks. These holdings are netted off and therefore excluded from financial assets and financial liabilities at fair value through profit or loss.

9	QUEENSLAND TREASURY CORPORATION
HALF-YEARLY REPORT DECEMBER 2016

NOTES TO AND FORMING PART OF
THE CONDENSED FINANCIAL STATEMENTS
CAPITAL MARKETS OPERATIONS	For the half-year ended 31 December 2016

6	DERIVATIVE FINANCIAL ASSETS AND DERIVATIVE FINANCIAL LIABILITIES

	31 DECEMBER 2016 $000	30 JUNE 2016 $000

Derivative financial assets
Interest rate swaps	45 483	2 355
Cross currency swaps	207 865	220 550
Foreign exchange contracts	25 347	2 084
	278 695	224 989
Derivative financial liabilities
Interest rate swaps	(106 660)	(404 569)
Cross currency swaps	(69 013)	(87 291)
Foreign exchange contracts	(164)	(21 987)
Foreign exchange contracts	(12 842)	(10 155)
	(188 679)	(524 002)
Net derivatives	90 016	(299 013)

7	ONLENDINGS

	31 DECEMBER 2016 $000	30 JUNE 2016 $000
Government departments and agencies (1)	37 156 247	38 551 867
Government owned corporations	26 406 642	26 917 485
Local governments	6 057 101	6 507 397
Statutory bodies	17 893 711	18 377 620
QTC related entities	134 848	139 277
Other bodies	299 152	329 083
	87 947 701	90 822 729

(1)	At 30 June 2016, a client deposit of $2.833 million has been offset in the balance sheet due to the holder having a legal right and intention to net settle. This position was permanently extinguished during the half year.

QUEENSLAND TREASURY CORPORATION	10
HALF-YEARLY REPORT DECEMBER 2016

NOTES TO AND FORMING PART OF
THE CONDENSED FINANCIAL STATEMENTS
CAPITAL MARKETS OPERATIONS	For the half-year ended 31 December 2016

8	FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS

	31 DECEMBER 2016 $000	30 JUNE 2016 $000

Interest-bearing liabilities
Short-term
Treasury notes	7 329 533	5 038 469
Commercial paper	676 336	798 894
	8 005 869	5 837 363
Long-term
AUD Bonds (2)	85 408 114	86 386 213
Floating rate notes (2)	4 755 117	6 668 985
Global AUD Bonds (1)	193 768	197 819
Medium-term notes	1 304 709	1 295 393
Other	315 962	293 532
	91 977 670	94 841 942

Total interest-bearing liabilities	99 983 539	100 679 305

(1)	Consists of AUD denominated bonds which are borrowed in the United States and Euro markets.
(2)	An amount of $4,398 million was issued in term debt during the half-year, compared to $10,801 million during the financial year 2016. Repayments and redemptions of term debt over the same period totalled $4,393 million, compared to $15,138 million during the financial year 2016.

Derivatives are used to hedge offshore borrowings resulting in no net exposure to any foreign currency.

QTC borrowings are guaranteed by the Queensland Government under the Queensland Treasury Corporation Act 1988.

	31 DECEMBER 2016 $000	30 JUNE 2016 $000
Client deposits
Local governments	2 254 492	2 459 583
Statutory bodies	2 918 378	2 481 297
Government owned corporations	437 583	800 771
Government departments and agencies	1 067 784	46 624
QTC related entities	70 448	59 376
Other depositors	182 127	175 675
	6 930 812	6 023 326
Other deposits
Collateral held	128 000	29 742
Repurchase agreements	230 366	791 808
	358 366	821 550

Total deposits	7 289 178	6 844 876

11	QUEENSLAND TREASURY CORPORATION
HALF-YEARLY REPORT DECEMBER 2016

NOTES TO AND FORMING PART OF
THE CONDENSED FINANCIAL STATEMENTS
CAPITAL MARKETS OPERATIONS	For the half-year ended 31 December 2016

9	FAIR VALUE HIERARCHY

Financial instruments measured at fair value have been classified in accordance with the hierarchy described in AASB 13 Fair Value Measurement. The fair value hierarchy is categorised into three levels based on the observability of the inputs used.

Level 1 – quoted prices (unadjusted) in active markets that QTC can access at measurement date for identical assets and liabilities.

Level 2 – inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 – inputs for the asset or liability that are not based on observable market data (unobservable inputs).

All financial instruments at fair value through profit or loss are valued by reference to either quoted market prices or observable inputs with no significant adjustments applied to instruments held and therefore no financial instruments at fair value through profit or loss are classified under Level 3.

Classification of instruments into fair value hierarchy levels is reviewed semi-annually and where there has been a significant change to the valuation inputs and a transfer is deemed to occur, this is effected at the end of the relevant reporting period.

There were no transfers between Level 1 and Level 2 or out of Level 3 during the half-year ended 31 December 2016.

AS AT 31 DECEMBER 2016	QUOTED PRICES LEVEL 1 $000	OBSERVABLE INPUTS LEVEL 2 $000	TOTAL $000

Financial assets
Cash and cash equivalents	822 814	—	822 814
Financial assets through profit or loss	5 826 616	13 526 901	19 353 517
Onlendings	—	87 947 701	87 947 701
Derivative financial assets	—	278 695	278 695

Total financial assets	6 649 430	101 753 297	108 402 727

Financial liabilities
Financial liabilities through profit or loss
- Short term	—	8 005 869	8 005 869
- Long term	82 954 482	9 023 188	91 977 670
Deposits	—	7 289 178	7 289 178
Derivative financial liabilities	—	188 679	188 679

Total financial liabilities	82 954 482	24 506 914	107 461 396

AS AT 30 JUNE 2016

Financial assets
Cash and cash equivalents	1 141 617	—	1 141 617
Financial assets through profit or loss	4 874 540	11 641 909	16 516 449
Onlendings	—	90 822 729	90 822 729
Derivative financial assets	—	224 989	224 989

Total financial assets	6 016 157	102 689 627	108 705 784

Financial liabilities
Financial liabilities through profit or loss
- Short term	—	5 837 363	5 837 363
- Long term	83 718 966	11 122 976	94 841 942
Deposits	—	6 844 876	6 844 876
Derivative financial liabilities	—	524 002	524 002

Total financial liabilities	83 718 966	24 329 217	108 048 183

QUEENSLAND TREASURY CORPORATION	12
HALF-YEARLY REPORT DECEMBER 2016

NOTES TO AND FORMING PART OF
THE CONDENSED FINANCIAL STATEMENTS
LONG TERM ASSETS	For the half-year ended 31 December 2016

10	FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

	31 DECEMBER 2016 $000	30 JUNE 2016 $000
Investments in Unit Trusts and Other holdings - QIC:

Movement during the period:(1)
Opening balance at 1 July	31 076 084	34 655 724
Net withdrawals	(793 566)	(5 020 826)
Net change in fair value of unit trusts	1 167 022	1 441 186
Closing Balance	31 449 540	31 076 084

The underlying assets of the trusts consist of the following asset classes:

Defensive assets
Cash	9 217 860	7 887 964
Fixed interest	2 811 589	4 008 827

Growth assets
Equities	3 645 002	4 430 175
Diversified alternatives	7 607 644	7 037 635

Unlisted assets
Infrastructure	3 163 824	3 059 369
Private equities	2 512 818	2 417 159
Real estate	2 490 803	2 234 955
	31 449 540	31 076 084

(1)	Movement during the period is for the six months to 31 December 2016 and for the twelve months to 30 June 2016.

11	FAIR VALUE HIERARCHY

Financial instruments have been classified in accordance with the hierarchy described in AASB 13 Fair Value Measurement, as per note 9.

Investments in unit trusts are valued by QIC using fair value methodologies adjusted for fees outstanding. QIC reports the net asset value based on the hard close unit price at measurement date (classified as Level 2 - Observable inputs). As at 31 December 2016, investments in unit trusts are valued at $31 450 million (June 2016: $31 076 million).

The Board considers that the carrying value of financial liabilities recorded at amortised cost in the condensed financial statements approximates their fair value. For the purposes of the fair value hierarchy, the fixed rate notes are categorised as level 3 – Unobservable inputs.

13	QUEENSLAND TREASURY CORPORATION
HALF-YEARLY REPORT DECEMBER 2016

NOTES TO AND FORMING PART OF
THE CONDENSED FINANCIAL STATEMENTS
OTHER INFORMATION	For the half-year ended 31 December 2016

12	FUNDING FACILITIES

				FACE VALUE	FACE VALUE
				ON ISSUE	ON ISSUE
				AUD M	AUD M
FACILITY	SIZE ($M)	MATURITIES	CURRENCY	31 DECEMBER 2016	30 JUNE 2016

Short-term
Domestic T-Note	Unlimited	7-365 days	AUD	7 355	5 056
Euro CP	USD10 000	1-364 days	Multi-currency	449	754
US CP	USD10 000	1-270 days	USD	228	46

Long-term
AUD Bond	Unlimited	12 benchmark lines	AUD	71 177	68 740
2017-2026, 2028, 2033
		3 AGG* lines 2017-2021	AUD	5 001	5 524
		Capital indexed bond 2030	AUD	860	860
		3 floating rate notes 2016, 2017, 2018	AUD	4 746	6 655
Global AUD Bond	AUD20 000	AGG line 2017	AUD	185	185
Euro MTN	USD10 000	Subject to market regulations	Multi-currency	1 271	1 183
US MTN	USD10 000	9 months - 30 years	Multi-currency	—	—

*AGG – Australian Government Guarantee

13	CONTINGENT LIABILITIES

QTC provided guarantees to the value of $749 million (30 June 2016: $562 million) to support the activities of various Queensland public sector entities. Other than this, there are no material changes in contingent liabilities since those disclosed in the financial statements for the year ended 30 June 2016. Refer to note 18 in the 2016 Annual Report.

14	EVENTS SUBSEQUENT TO BALANCE DATE

There are no matters or circumstances which have arisen since the end of the half-year that have significantly affected or may significantly affect the operations of QTC, the results of those operations or the state of affairs of QTC in the future.

QUEENSLAND TREASURY CORPORATION	14
HALF-YEARLY REPORT DECEMBER 2016

CERTIFICATE OF THE QUEENSLAND TREASURY CORPORATION

The foregoing general purpose condensed financial statements have been prepared in accordance with the requirements of AASB 134: Interim Financial Reports. Compliance with AASB 134 ensures compliance with International Financial Reporting Standard IAS 34: Interim Financial Reporting.

We certify that in our opinion:

(i)	the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects

(ii)	the foregoing half-year condensed financial statements have been drawn up so as to present a true and fair view of Queensland Treasury Corporation’s assets and liabilities, financial position and financial performance for the half-year ended 31 December 2016, and

(iii)	the interim management report includes a fair review of the information required under article 4(4) of the Law of January 11, 2008 on transparency requirements for issuers of securities on the Luxembourg Stock Exchange.

Signed in accordance with a resolution of the directors.

G P BRADLEY	P C NOBLE
Chairman	Chief Executive

Brisbane

24 February 2017

15	QUEENSLAND TREASURY CORPORATION
HALF-YEARLY REPORT DECEMBER 2016

INDEPENDENT AUDITOR’S REPORT

To the Capital Markets Board of Queensland Treasury Corporation

REVIEW REPORT ON THE HALF-YEAR FINANCIAL REPORT

I have reviewed the accompanying half-year financial report of Queensland Treasury Corporation, which comprises the balance sheet as at 31 December 2016, and the statement of comprehensive income, statement of changes in equity and statement of cash flows for the half-year ended on that date, notes to the financial statements including significant accounting policies and other explanatory information, and certificates given by the Chairman and Chief Executive.

THE BOARD’S RESPONSIBILITY FOR THE HALF-YEAR FINANCIAL REPORT

The Capital Markets Board (the Board), as delegated by the Corporation Sole, is responsible for the preparation of the half-year financial report that gives a true and fair view in accordance with Australian Accounting Standards and for such internal control as the Board determines is necessary to enable the preparation of the half-year financial report that gives a true and fair view and is free from material misstatement, whether due to fraud or error.

AUDITOR’S RESPONSIBILITY

My responsibility is to express a conclusion on the half-year financial report based on my review. I conducted my review in accordance with the Auditor-General of Queensland Auditing Standards and Auditing Standard on Review Engagements ASRE 2410 Review of a Financial Report Performed by the Independent Auditor of the Entity. This review was conducted in order to state whether, on the basis of the procedures described, I have become aware of any matter that makes me believe that the half-year financial report is not in accordance with Australian Accounting Standards including giving a true and fair view of Queensland Treasury Corporation’s financial position as at 31 December 2016 and its performance for the half-year ended on that date, and complying with Accounting Standard AASB 134 Interim Financial Reporting. As the auditor of Queensland Treasury Corporation, ASRE 2410 requires that I comply with the ethical requirements relevant to the audit of the annual financial report.

A review of a half-year financial report consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Australian Auditing Standards and consequently does not enable me to obtain assurance that I would become aware of all significant matters that might be identified in an audit. Accordingly, I do not express an audit opinion.

INDEPENDENCE

The Auditor-General Act 2009 promotes the independence of the Auditor General and all authorised auditors. The Auditor-General is the auditor of all Queensland public sector entities and can be removed only by Parliament.

The Auditor-General may conduct a review in any way considered appropriate and is not subject to direction by any person about the way in which audit powers are to be exercised. The Auditor General has for the purposes of conducting a review, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.

QUEENSLAND TREASURY CORPORATION	16
HALF-YEARLY REPORT DECEMBER 2016

CONCLUSION

Based on my review, which is not an audit, I have not become aware of any matter that makes me believe that the half-year financial report of Queensland Treasury Corporation does not:

(a)	present a true and fair view, in all material respects, of the financial position of Queensland Treasury Corporation as at 31 December 2016 and of its financial performance and its cash flows for the half-year ended on that date; and

(b)	comply with Australian Accounting Standard AASB 134 Interim Financial Reporting.

OTHER MATTERS – ELECTRONIC PRESENTATION OF THE REVIEWED FINANCIAL REPORT

Those viewing an electronic presentation of this financial report should note that the review does not provide assurance on the integrity of the information presented electronically and does not provide an opinion on any information which may be hyperlinked to or from the financial report. If users of the financial report are concerned with the inherent risks arising from electronic presentation of information, they are advised to refer to the printed copy of the reviewed financial report to confirm the accuracy of this electronically presented information.

A D CLOSE (FCPA)
Auditor-General of Queensland (Acting)	Queensland Audit Office Brisbane

17	QUEENSLAND TREASURY CORPORATION
HALF-YEARLY REPORT DECEMBER 2016

MANAGEMENT REPORT

For the half-year ended 31 December 2016

REVIEW OF OPERATIONS

QTC made an operating profit after tax for the half-year ended 31 December 2016 of AUD 163.1 million consisting of the following operating segment results:

CAPITAL MARKETS OPERATIONS

During the period from 1 July 2016 to 31 December 2016, QTC continued in its ordinary course of business as the State of Queensland’s central financing authority and corporate treasury services provider. The operating profit after tax for the half-year ended 31 December 2016 for the Capital Markets Operations segment was AUD 66.2 million.

LONG TERM ASSETS

QTC holds a portfolio of assets which were transferred to QTC by the State Government under an administrative arrangement. These assets are the investments of QTC’s Long Term Assets segment and were accumulated to fund superannuation and other long-term obligations of the State such as insurance and long service leave. In return, QTC issued to the State fixed rate notes which has resulted in the State receiving a fixed rate of return on the notes, while QTC bears the impact of fluctuations in the value and returns on the asset portfolio.

The operating profit after tax for the Long Term Assets segment was AUD 96.9 million with positive contributions across all asset classes including global equities, diversified alternatives, global infrastructure and global private equities over the six months.

PRINCIPAL RISKS AND UNCERTAINTIES

The first half of 2016-17 was characterised by market volatility reflecting geo-political developments. In particular the Brexit vote in June and the US election in November prompted heightened risk aversion in markets. The uncertainty surrounding the Brexit negotiations, upcoming general elections in large Euro-area economies, and the potential economic, trade and policy actions of the new US President may create further volatility and uncertainty as the financial year progresses. However, these uncertainties are not expected to impact materially on QTC’s Capital Markets performance or its ability to fund the State’s borrowing requirement.

QUEENSLAND TREASURY CORPORATION	18
HALF-YEARLY REPORT DECEMBER 2016

CONTACTS
Queensland Treasury Corporation
20
Dealer panels
21
Issuing and paying agents
22
Information for institutional investors
22

19	QUEENSLAND TREASURY CORPORATION
HALF-YEARLY REPORT DECEMBER 2016

QUEENSLAND TREASURY CORPORATION

Level 6, 123 Albert Street
Brisbane Queensland Australia

GPO Box 1096
Brisbane Queensland
Australia 4001

Telephone:	+61 7 3842 4600
Facsimile:	+61 7 3221 4122

Email:	enquiry@qtc.com.au
Internet:	www.qtc.com.au

Queensland Treasury Corporation’s annual and half-yearly reports (ISSN 1837-1256 print; ISSN 1837-1264 online) are available on QTC’s website at www.qtc.com.au/about-qtc/annual-reports. If you would like a copy of a report posted to you, please call QTC’s reception on +61 7 3842 4600.

If you would like to comment on a report, please complete the online enquiry form located on our website.

Telephone
Queensland Treasury Corporation Reception	+61 7 3842 4600
Stock Registry (Link Market Services Ltd)	1800 777 166

QTC is committed to providing accessible services to Queensland residents from culturally and linguistically diverse backgrounds. If you have difficulty understanding this report, please contact QTC’s reception on +61 7 3842 4600 and we will arrange for an interpreter to assist you.

QUEENSLAND TREASURY CORPORATION	20
HALF-YEARLY REPORT DECEMBER 2016

DEALER PANELS As at 31 December 2016

Note: actual dealer entities may vary depending on the facility and location of the dealer.

DOMESTIC AND GLOBAL AUD BOND FACILITY DISTRIBUTION GROUP	TELEPHONE
Australia and New Zealand Banking Group Ltd
Domestic (Australia)	+61 2 8037 0220
Global (London)	+44 203 229 2070
Bank of America Merrill Lynch
Domestic (Australia)	+61 2 9226 5570
Global (London)	+44 207 995 6750
Citigroup Global Markets Australia Ltd
Domestic (Australia)	+61 2 8225 6450
Global (London)	+44 207 986 9521
Commonwealth Bank of Australia
Domestic (Australia)	+61 2 9117 0020
Global (London)	+44 207 329 6444
Deutsche Capital Markets Australia[1]
Domestic (Australia)	+61 2 8258 1444
Global (London)	+44 207 547 1931
JP Morgan
Domestic (Australia)	+61 2 9003 7905
Global (London)	+44 207 742 1829
National Australia Bank Ltd
Domestic (Australia)	+61 2 9295 1166
Global (London)	+44 207 726 2747
Nomura International Plc
Domestic (Australia)	+61 2 8062 8000
Global (London)	+44 207 103 6631
Toronto Dominion
Singapore	+65 6500 8031
London	+44 207 628 4334
RBC Capital Markets
Domestic (Australia)	+61 2 9033 3222
Global (London)	+44 207 029 0094
UBS Investment Bank[2]
Domestic (Australia)	+61 2 9324 2222
Global (London)	+44 207 567 3645
Westpac Banking Corporation
Domestic (Australia)	+61 2 8204 2711
Global (London)	+44 207 7621 7620

PANEL MEMBERS	TELEPHONE
QTC Treasury Note Facility Dealer Panel
Australia and New Zealand	+61 2 8037 0360
Banking Group Ltd
Commonwealth Bank of Australia Ltd	+61 2 9117 0020
(Sydney)
Deutsche Bank AG (Sydney)	+61 2 8258 2288
National Australia Bank Ltd (Sydney)	+61 2 9295 1133
Westpac Banking Corporation Ltd (Sydney)	+61 2 8204 2744
US Commercial Paper Facility Dealer Panel
Bank of America Merrill Lynch	+1 646 855 9561
Citigroup Global Markets Inc (New York)	+1 212 723 6252
UBS Securities	+1 203 719 7014
Multicurrency Euro Commercial Paper Facility Dealer Panel
Bank of America Merrill Lynch	+44 207 996 8904
Barclays Bank Plc (London)	+44 207 773 7863
Citigroup International Plc (Hong Kong)[3]	+852 2501 2974
UBS Ltd (London)	+44 207 329 0203
Multicurrency Euro Medium-Term Note Facility Dealer Panel[4]
Includes all Domestic and Global AUD Bond Facility Distribution Group
Multicurrency US Medium-Term Note Facility Dealer Panel
Australia and New Zealand	+1 212 801 9156
Banking Group Limited
Bank of America Merrill Lynch	+1 646 855 8032
Citigroup (New York)	+1 212 723 6171
Commonwealth Bank of Australia	+44 207 329 6444
Daiwa Capital Markets Europe Limited	+61 3 9916 1313
Deutsche Bank Securities Inc (New York)[3]	+1 212 250 6801
JP Morgan	+1 212 834 4533
National Australia Bank (New York)	+1 212 916 9677
RBC Capital Markets (New York)	+1 212 858 8343
Toronto Dominion (New York)	+1 212 827 7325
UBS Investment Bank	+1 203 719 1830

[1]	Lead Manager – United States
[2]	Lead Manager – Europe
[3]	Lead Arranger
[4]	Lead Arranger – UBS Ltd (London)

21	QUEENSLAND TREASURY CORPORATION
HALF-YEARLY REPORT DECEMBER 2016

ISSUING AND PAYING AGENTS

	CONTACT	TELEPHONE	FACSIMILE	EMAIL
AUD Treasury Notes	Help Desk	1300 362 257	+61 2 9256 0456	cad@asx.com.au
Austraclear Services Ltd Sydney
AUD Domestic Bonds	Markings/Transfers	+61 2 8571 6488	+61 2 9287 0315	qtcops@linkmarketservices.com.au
Link Market Services Ltd
AUD Global Bonds	Client Services	+1 904 645 1216	+1 615 866 3887	dwac.processing@db.com
Deutsche Bank Trust
Company Americas
Euro Commercial Paper	Client Services	+44 207 545 8000	+44 207 547 6149	tss-gds.row@db.com
Deutsche Bank AG, London
US Commercial Paper	Client Services	+1 866 770 0355	+1 732 578 2655	mmi.operations@db.com
Deutsche Bank Trust
Company Americas
Euro Medium-Term Notes	Client Services	+44 207 545 8000	+44 207 547 6149	tss-gds.row@db.com
Deutsche Bank AG, London
US Medium-Term Notes	Client Services	+1 866 797 2808	+1 212 461 4450	mtn.operations@db.com
Deutsche Bank Trust
Company Americas

INFORMATION FOR INSTITUTIONAL INVESTORS

Core to its key funding principles, QTC is committed to being open and transparent with investors and its partners in the financial markets.

Through its website, QTC provides a range of information for investors on its various funding facilities and annual borrowing program. The website also hosts an analysts’ centre with information and links about Australia and Queensland to help investors gain a better understanding of:

•	the different levels of government in Australia

•	the forms of fiscal support the Australian Government provides to the states and territories

•	relevant governance practices, legislation and polices

•	financial data and budget information, and

•	economic and trade data.

QTC also offers investors the ability to subscribe to quarterly funding updates in English, Japanese, as well as Modern Chinese and Traditional Chinese.

Website: qtc.qld.gov.au/institutional-investors

Quarterly investor updates: Subscribe from the institutional investor section of the website

Invest in QTC app: QTC’s ‘Invest in QTC’ app has a library of publications about QTC and Queensland for institutional investors and is available from the App Store and Google Play.

Note: App is not available in the United States.

Bloomberg ticker: qtc

QUEENSLAND TREASURY CORPORATION	22
HALF-YEARLY REPORT DECEMBER 2016

AUDAX AT FIDELIS
QUEENSLAND TREASURY CORPORATION
Level 6 123 Albert Street
Brisbane Q 4000
GPO Box 1096
Brisbane Q Australia 4001
Telephone: +61 7 3842 4600
Facsimile: +61 7 3221 4122
www.qtc.com.au
©Queensland Treasury Corporation 2017